Exhibit 99.1

News Release

Contact:	David Amy, EVP & Chief Financial Officer
Lucy Rutishauser, VP-Corporate Finance & Treasurer
(410) 568-1500

SINCLAIR REPORTS $0.40 DILUTED EARNINGS PER SHARE IN
FOURTH QUARTER 2010; REINSTATES DIVIDEND POLICY AND
DECLARES $0.12 QUARTERLY DIVIDEND PER SHARE

BALTIMORE (February 9, 2011) — Sinclair Broadcast Group, Inc. (Nasdaq: SBGI), the “Company” or “Sinclair,” today reported financial results for the three months and twelve months ended December 31, 2010.

“2010 ended on an even stronger note than originally anticipated with record levels of political advertising helping to drive net broadcast revenues up 23.5% in the quarter,” commented David Smith, President and CEO of Sinclair.  “For the year, excluding political, revenues from our core television business finished up 12.0% led by the automotive recovery.  We expect to see continued improvement in our core advertising, driving our top-line in 2011.  Based on the strength of the business and the cash flow generated, we made a special $0.43 per share cash dividend distribution to our shareholders in the fourth quarter of 2010, and for 2011 are permitted under our Bank Credit Agreement to return up to $40 million in dividends and/or share repurchases to our shareholders.  I am pleased to report that due to our optimistic 2011 outlook and confidence in the economy longer-term, our Board of Directors has reinstated our dividend policy and declared a regular quarterly dividend in the amount of $0.12 per share, beginning with the payment date of March 15, 2011.”

Financial Results:

Net broadcast revenues from continuing operations were $189.9 million for the three months ended December 31, 2010, an increase of 23.5% versus the prior year period result of $153.9 million.  The Company had operating income of $81.3 million in the three-month period, as compared to an operating loss of $66.1 million in the prior year period.  Impairment charges related to goodwill and other intangible assets were $4.8 million in the three-month period, as compared to $119.5 million in the prior year period.  The Company had net income attributable to Sinclair of $33.1 million in the three-month period versus a net loss of $67.8 million in the prior year period.

The Company reported diluted earnings per common share of $0.40 for the three-month period versus a diluted loss per common share of $0.85 in the prior year period.

Net broadcast revenues from continuing operations for the twelve months ended December 31, 2010 were $655.4 million, an increase of 18.2% versus the prior year period result of $554.6 million.  The Company had operating income of $240.4 million in the twelve-month period versus the prior year period operating loss of $111.2 million.  Impairment charges related to goodwill and other intangible assets were $4.8 million in the twelve-month period, as compared to $249.8 million in the prior year period.  The Company had net income attributable to Sinclair of $76.1 million in the twelve-month period versus a net loss of $135.7 million in the prior year period.

The Company reported diluted earnings per common share of $0.94 in the twelve-month period versus a diluted loss per common share of $1.70 in the prior year period.

Operating Statistics and Income Statement Highlights:

•                  Political revenues were $26.8 million in the fourth quarter 2010 versus $4.1 million in fourth quarter 2009.  For the 2010 year, political revenues hit an all-time high of $41.9 million, which was a 34.9% increase over 2006’s and a 2.0% increase over 2008’s political revenues.

•                  Revenues related to the February 6, 2011 Super Bowl, which aired on our 20 FOX affiliates, were $6.2 million.  This represents a 26.5% increase over the $4.9 million we generated in 2008, the last time the FOX Network aired the Super Bowl.

•                  Local net broadcast revenues, which include local time sales, retransmission revenues, and other broadcast revenues, were up 18.9% in the fourth quarter 2010 while national net broadcast revenues, which include national time sales and other national broadcast revenues, were up 35.3% versus the fourth quarter 2009.  Excluding political revenues, local net broadcast revenues were up 12.1% and national net broadcast revenues were up 0.2% in the fourth quarter.  For the year, local advertising revenues were up 15.5%, while national was up 26.0%.  Excluding political, local was up 13.0% for the year, while national was up 9.0%.

•                  Advertising categories that reported the largest spending increases in the fourth quarter were automotive, services, telecommunications, media, furniture, and schools, while religious, medical, home products, pharmacy, and fast food ad spending reported the largest decreases.  Automotive, our largest category, was up 25.1%, while services, our second largest category, was up 16.8% in the quarter.  For the year, automotive was up 36.9% and represented 17.9% of our time sales.

•                  The Company extended its affiliation agreements with the FOX Network until December 31, 2012 and entered into a programming licensing agreement which allows us to enter into retransmission consent agreements with cable, telecom and satellite video providers in exchange for a license fee.

•                  The Company extended its program services distribution agreement with MyNetworkTV until Fall 2014, with early cancellation options beginning in 2012.

•                  The Company entered into multi-year retransmission consent agreements with Mediacom Communications, Bright House Networks and Time Warner Cable.

•                 The Company entered into a news share agreement with Time Warner Cable (“TWC”) in which TWC will provide a 6:30 a.m., 6:00 p.m. and 11:00 p.m. news program Monday through Friday on WXLV, our ABC affiliate in Greensboro/Winston-Salem, NC, beginning January 2012.

•                  The Company’s ABC affiliate in St. Louis, MO, KDNL-TV, entered into a news sharing agreement with the local NBC affiliate, KSDK-TV, in which KSDK-TV began producing an early evening and late evening newscast for KDNL-TV.

Balance Sheet and Cash Flow Highlights:

•                  Debt on the balance sheet, net of $27.0 million in cash and restricted cash, was $1,185.0 million at December 31, 2010 versus net debt of $1,199.8 million at September 30, 2010 and net debt of $1,278.2 million at December 31, 2009.  Included in the December 31, 2010 cash balance was approximately $5.1 million held in an escrow account to redeem the remainder of the 4.875% senior convertible notes which holders had the right to put to the Company in January 2011.

•                  On December 15, 2010, the Company paid a special $0.43 per share cash dividend to its shareholders.

•                  On January 18, 2011, holders of the remaining $5.7 million of outstanding 4.875% convertible debentures due 2018 had the right to put the bonds to the Company at par value.  None of the remaining bonds were put.  As a result, the remaining $5.1 million of cash held in an escrow account was released to the Company.

•                  As of December 31, 2010, 50.3 million Class A common shares and 30.1 million Class B common shares were outstanding, for a total of 80.4 million common shares outstanding.

•                  Capital expenditures in the fourth quarter were $1.9 million.

•                  Program contract payments for continuing operations were $19.9 million in the fourth quarter.

•                  In October 2010, the Company received approximately $8.4 million in federal tax refunds.

Notes:

Prior year presentation has been reclassified to conform to the presentation of current year generally accepted accounting principles.

Forward-Looking Statements:

The matters discussed in this news release, particularly those in the section labeled “Outlook,” include forward-looking statements regarding, among other things, future operating results.  When used in this news release, the words “outlook,” “intends to,” “believes,” “anticipates,” “expects,” “achieves,” and similar expressions are intended to identify forward-looking statements.  Such statements are subject to a number of risks and uncertainties.  Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including and in addition to the assumptions identified in this release, but not limited to, the impact of changes in national and regional economies, the volatility in the U.S. and global economies and financial credit markets which impact our ability to forecast, successful execution of outsourcing agreements, pricing and demand fluctuations in local and national advertising, volatility in programming costs, the market acceptance of new programming, the CW Television Network and MyNetworkTV programming, our news share strategy, our local sales initiatives, the execution of retransmission consent agreements, our ability to identify and consummate investments in attractive non-television assets and to achieve anticipated returns on those investments once consummated, and the other risk factors set forth in the Company’s most recent reports on Form 10-Q, Form 10-K and Form 8-K, as filed with the Securities and Exchange Commission.  There can be no assurances that the assumptions and other factors referred to in this release will occur.  The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements except as required by law.

Outlook:

In accordance with Regulation FD, Sinclair is providing public dissemination through this news release of its expectations for certain components of its first quarter 2011 and full year 2011 financial performance.  The Company assumes no obligation to update its expectations.  All matters discussed in the “Outlook” section are forward-looking and, as such, readers should not place any undue reliance on this information and should refer to the “Forward-Looking Statements” section above.

“2011 is off to a good start with the core business expected to grow and after realizing $6.2 million in revenues from the Super Bowl which aired on our 20 FOX affiliates,” commented David Amy, EVP and CFO.  “We continue to see growth in the automotive category in the first quarter, which is expected to increase 18%.   On the expense side, our programming payments are expected to decline by almost $21 million for the year.  Due to our expectation to generate significant cash flow, we will be reinvesting some of our cash flows into the television operations in order to drive our competitive positions, upgrade our infrastructure, and enhance our technical efficiencies.  We will also be distributing a portion of the cash flow to our shareholders in the form of a quarterly dividend.”

•                  The Company expects first quarter 2011 station net broadcast revenues from continuing operations, before barter, to be approximately $155.7 million to $156.5 million, an increase of 5.3% to 5.8% as compared to first quarter 2010 station net broadcast revenues of $147.9 million.  This assumes approximately $0.4 million in political revenues in the first quarter as compared to $1.5 million in first quarter 2010.  The first quarter 2011 also includes $6.2 million of revenues generated from the Super Bowl.

•                  The Company expects barter revenue to be approximately $16.3 million in the first quarter.

•                  The Company expects barter expense to be approximately $16.3 million in the first quarter.

•                  The Company expects continuing operations station production expenses and station selling, general and administrative expenses (together, “television expenses”), before barter expense, in the first quarter to be approximately $73.6 million, a 10.6% increase from first quarter 2010 television expenses of $66.6 million due to promoting the February sweeps, annual salary increases, higher sales commissions on the higher revenues, and higher network programming licensing fees.  On a full year basis, television expenses are expected to be approximately $298.1 million, up 5.9% as compared to 2010 television expenses of $281.3 million.  The 2011 expense forecast includes $1.7 million of stock-based compensation expense for the year as compared to $1.7 million for 2010.

•                  The Company expects program contract amortization expense to be approximately $13.1 million in the first quarter and $55.3 million for 2011, as compared to the 2010 actuals of $15.9 million and $60.9 million for the quarter and year, respectively.

•                  The Company expects program contract payments to be approximately $18.8 million in the first quarter and $68.2 million for 2011, as compared to the 2010 actuals of $27.4 million and $89.0 million for the quarter and year, respectively.

•                  The Company expects corporate overhead to be approximately $7.2 million in the first quarter and $30.9 million for 2011, as compared to the 2010 actuals of $6.6 million and $26.8 million for the quarter and year, respectively.  The 2011 corporate expense forecast includes $0.3 million of stock-based compensation expense for the quarter and $3.4 million for the year, as compared to the 2010 actuals of $1.6 million and $2.5 million for the quarter and year, respectively.

•                  The Company expects other operating division revenues less other operating division expenses to be $1.7 million of income in the first quarter and $11.2 million of income for 2011, assuming current equity interests, and as compared to the 2010 actuals of $0.2 million of income in the quarter and $5.7 million of income for the year.

•                  The Company expects depreciation on property and equipment to be approximately $8.8 million in the first quarter and $34.9 million for 2011, assuming the capital expenditure assumptions below, and as compared to the 2010 actuals of $9.6 million and $36.3 million for the quarter and year, respectively.

•                  The Company expects amortization of acquired intangibles to be approximately $4.7 million in the first quarter and $17.9 million for 2011, as compared to the 2010 actuals of $4.7 million and $18.8 million for the quarter and year, respectively.

•                  The Company expects net interest expense to be approximately $26.6 million in the first quarter and $105.8 million for 2011 (approximately $95.4 million on a cash basis), assuming no changes in the current interest rate yield curve, and changes in debt levels based on the assumptions discussed in this “Outlook” section.  This compares to the 2010 actuals of $28.9 million and $115.9 million ($104.8 million on a cash basis) for the first quarter and year, respectively.

•                  The Company expects a current tax provision from continuing operations of approximately $2.9 million and $12.9 million in the first quarter and for the full year 2011, respectively, based on the assumptions discussed in this “Outlook” section.  The Company expects the effective tax rate to be approximately 38.5% and 38.8% for the first quarter and full year, respectively.

•                  The Company expects to spend approximately $12.2 million in capital expenditures in the first quarter and approximately $36.5 million for the year in order to take advantage of the bonus depreciation tax deduction rules.  Of this amount, approximately $5.2 million relates to 2010 projects that have carried over into 2011, $13.0 million is for high-definition news projects and news equipment upgrades, and $9.5 million for master control upgrades.

Sinclair Conference Call:

The senior management of Sinclair will hold a conference call to discuss its fourth quarter 2010 results on Wednesday, February 9, 2011, at 8:30 a.m. ET.  After the call, an audio replay will be available at www.sbgi.net under “Investor Information/Earnings Webcast.”  The press and the public will be welcome on the call in a listen-only mode.  The dial-in number is (877) 407-9205.

About Sinclair:

Sinclair Broadcast Group, Inc., one of the largest and most diversified television broadcasting companies, owns and operates, programs or provides sales services to 58 television stations in 35 markets.  Sinclair’s television group reaches approximately 22% of U.S. television households and is affiliated with all major networks.  Sinclair owns equity interests in various non-broadcast related companies.

The Company regularly uses its website as a key source of Company information and can be accessed at www.sbgi.net.

Sinclair Broadcast Group, Inc. and Subsidiaries

Preliminary Unaudited Consolidated Statements of Operations

(in thousands, except per share data)

	For the three months ended December 31,		For the twelve months ended December 31,
	2010	2009	2010	2009
REVENUES:
Station broadcast revenues, net of agency commissions	$189,938	$153,857	$655,378	$554,597
Revenues realized from station barter arrangements	24,637	19,355	75,210	58,182
Other operating divisions revenues	10,980	10,128	36,598	43,698
Total revenues	225,555	183,340	767,186	656,477

OPERATING EXPENSES:
Station production expenses	40,951	36,215	154,133	142,415
Station selling, general and administrative expenses	33,665	31,446	127,091	122,833
Expenses recognized from station barter arrangements	22,388	15,434	67,083	48,119
Amortization of program contract costs and net realizable value adjustments	13,700	15,443	60,862	73,087
Other operating divisions expenses	8,657	11,098	30,916	45,520
Depreciation of property and equipment	8,563	10,436	36,307	42,892
Corporate general and administrative expenses	6,737	7,147	26,800	25,632
Amortization of definite-lived intangible assets and other assets	4,747	4,672	18,834	22,355
Gain on asset exchange	—	(1,929)	—	(4,945)
Impairment of goodwill, intangible and other assets	4,803	119,458	4,803	249,799
Total operating expenses	144,211	249,420	526,829	767,707
Operating income (loss)	81,344	(66,080)	240,357	(111,230)

OTHER INCOME (EXPENSE):
Interest expense and amortization of debt discount and deferred financing costs	(27,346)	(26,535)	(116,046)	(80,021)
(Loss) gain from extinguishment of debt	(1,889)	(521)	(6,266)	18,465
(Loss) income from equity and cost method investments	(2,383)	(117)	(4,861)	354
Other income, net	900	411	2,667	1,972
Total other expense	(30,718)	(26,762)	(124,506)	(59,230)
Income (loss) from continuing operations before income taxes	50,626	(92,842)	115,851	(170,460)
INCOME TAX (PROVISION) BENEFIT	(17,294)	23,383	(40,226)	32,512
Income (loss) from continuing operations	33,332	(69,459)	75,625	(137,948)
DISCONTINUED OPERATIONS:
Loss from discontinued operations, net of related income tax benefit (provision) of $125, ($109), ($77) and ($350), respectively	(375)	(109)	(577)	(81)
NET INCOME (LOSS)	32,957	(69,568)	75,048	(138,029)
Net loss attributable to the noncontrolling interest	122	1,808	1,100	2,335
NET INCOME (LOSS) ATTRIBUTABLE TO SINCLAIR BROADCAST GROUP	$33,079	$(67,760)	$76,148	$(135,694)
Dividends declared per share	$0.43	$—	$0.43	$—
EARNINGS (LOSS) PER COMMON SHARE ATTRIBUTABLE TO SINCLAIR BROADCAST GROUP:
Basic earnings (loss) per share from continuing operations	$0.42	$(0.85)	$0.96	$(1.70)
Basic loss per share from discontinued operations	$—	$—	$(0.01)	$—
Basic earnings (loss) per share	$0.41	$(0.85)	$0.95	$(1.70)
Diluted earnings (loss) per share from continuing operations	$0.41	$(0.85)	$0.95	$(1.70)
Diluted loss per share from discontinued operations	$—	$—	$(0.01)	$—
Diluted earnings (loss) per share	$0.40	$(0.85)	$0.94	$(1.70)
Weighted average common shares outstanding	80,365	79,819	80,245	79,981
Weighted average common and common equivalent shares outstanding	83,775	79,819	83,606	79,981

Preliminary Unaudited Consolidated Historical Selected Balance Sheet Data:

(In thousands)

	December 31, 2010	September 30, 2010
Cash & cash equivalents (1)	$27,032	$46,618
Total current assets	204,281	227,331
Total long term assets	1,281,643	1,308,833
Total assets	1,485,924	1,536,164

Current portion of debt	22,752	24,237
Total current liabilities	167,896	189,555
Long term portion of debt	1,189,313	1,222,140
Total long term liabilities	1,475,110	1,502,582
Total liabilities	1,643,006	1,692,137

Total stockholders’ deficit	(157,082)	(155,973)
Total liabilities & stockholders’ deficit	$1,485,924	$1,536,164

(1)          December 31, 2010 includes $5.1 million of restricted cash held in escrow for the redemption of the 4.875% Senior Convertible Notes that was released in January 2011.

Unaudited Consolidated Historical Selected Statement of Cash Flows Data:

(In thousands)

	Three Months Ended December 31,	Twelve Months Ended December 31,
	2010	2010
Net cash flow from operating activities	$48,026	$154,961
Net cash flow (used in) from investing activities	(548)	31,935
Net cash flow used in financing activities	(67,001)	(188,146)

Net decrease in cash & cash equivalents	(19,523)	(1,250)
Cash & cash equivalents, beginning of period	41,497	23,224
Cash & cash equivalents, end of period	$21,974	$21,974